               FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

     This First Amendment to Amended and Restated Credit Agreement (the "AMENDMENT") dated as of October 7, 1998 among Atchison Casting Corporation (the "BORROWER"), the Banks, and Harris Trust and Savings Bank, as Agent;

                                W I T N E S S E T H:

     WHEREAS, the Borrower, Guarantors, Banks and Harris Trust and Savings Bank, as Agent, have heretofore executed and delivered an Amended and Restated Credit Agreement dated as of April 3, 1998 (the "CREDIT AGREEMENT"); and

     WHEREAS, the parties hereto desire to amend the Credit Agreement as provided herein;

     NOW, THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree that the Credit Agreement shall be and hereby is amended as follows:

     1. The definition of "EUROCURRENCY MARGIN" appearing in Section 1.3(b) of the Credit Agreement is hereby amended by deleting the phrase "1.00% PER ANNUM" appearing in clause (A) thereof and inserting in its place the phrase "1.125% PER ANNUM."

     2. A new Section 1.14 to the Credit Agreement is hereby amended as follows:

          SECTION 1.14. INCREASE IN COMMITMENTS. Prior to the Termination Date, the Borrower shall have the right to increase the Commitments up to an additional $30,000,000 (in a minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof) on a PRO RATA basis for each of the Banks in accordance with the amount of their Commitment upon one Business Day's prior written notice to the Agent PROVIDED THAT: (i) the Borrower may exercise its right to increase the Commitments pursuant to this
          Section 1.14 only one time, (ii) no Default or Event of Default shall have occurred and be continuing on the date of such increase or would result from such increase, (iii) on the date of such increase the Borrower shall have repaid in full the outstanding Term Loans from the proceeds of the issuance of Subordinated Debt, and (iv) the increase in Commitments to become effective on such date shall be in an amount no greater than the aggregate principal amount of the Term Loans repaid on such date. Upon the satisfaction of the foregoing provisions, the Commitment of each Bank shall, without any further action on the part of the Borrower or any Bank, be deemed amended to reflect the increase as provided in this Section 1.14.

     3. Section 2.1(a) of the Credit Agreement is hereby amended by deleting clause (i) thereof in its entirety and inserting in its place the following: "(i) PRIOR TO THE ISSUANCE OF SUBORDINATED DEBT BY THE BORROWER, 0.250% PER ANNUM FOR EACH DAY LEVEL I STATUS EXISTS AND

FROM AND AFTER THE DATE ON WHICH THE BORROWER ISSUES ANY SUBORDINATED DEBT 0.375% PER ANNUM FOR EACH DAY LEVEL I STATUS EXISTS."

     4. The definition of "RESTRICTED PAYMENT" contained in Section 4 of the Credit Agreement is hereby amended in its entirety and as so amended shall read as follows:

          "RESTRICTED PAYMENT" means any payment or distribution or the incurrence of any liability to make any payment or distribution, in cash, property or other assets (other than shares of common stock of the Borrower) upon or in respect of any share of any class of capital stock of the Borrower or any warrants, rights or options evidencing a right to purchase or acquire any securities of the Borrower, including, without limiting the generality of the foregoing, (i) payments or distributions as dividends and
          (ii) Stock Repurchases.

     5. Section 4 of the Credit Agreement is hereby further amended by inserting in proper alphabetical order the new defined term "STOCK REPURCHASES" as follows:

          "STOCK REPURCHASES" means payments or distributions for the purpose of purchasing, acquiring, retiring or redeeming any such shares of stock (or any warrants, rights or options to purchase or acquire any such securities) or the making of any other distribution in respect of any such shares of stock (or any warrants, rights or options evidencing a right to purchase or acquire any such securities).

     6. Section 7.19 of the Credit Agreement is hereby amended in its entirety and as so amended shall read as follows:

          SECTION 7.19. RESTRICTED PAYMENTS; RESTRICTED INVESTMENTS. The Borrower will not, directly or indirectly (through a Subsidiary or otherwise), declare, order, pay, distribute, make, or set apart any sum or property for any Restricted Payment, and the Borrower will not and will not permit any of its Subsidiaries to make or become obligated to make any Restricted Investment unless, both at the time of and immediately after effect has been given to such proposed action:

               (a) no Default or Event of Default shall have occurred and be continuing; and

               (b)   the aggregate amount of

               (i) all sums and property included in all Restricted Payments directly or indirectly declared, ordered, paid, made or set apart by the Borrower or any Subsidiary during the period from and including March 31, 1994 to and including the date of such proposed action (the "COMPUTATION PERIOD"), plus

               (ii)  the aggregate amount of all Restricted
          Investments (at original cost) made during the Computation Period (less any net return of capital through sale or other liquidation thereof or other return of capital thereon) and all commitments for Restricted Investments made by the Borrower or any of its Subsidiaries outstanding on such date shall not exceed the sum of (x) $8,000,000, PLUS (y) 50% of Consolidated Net Income for the Computation Period (or minus 100% of Consolidated Net Income in the case of a deficit) PLUS (z) the net cash proceeds received by the Borrower from the issuance or sale during the Computation Period of shares of its capital stock (other than any mandatorily redeemable preferred stock); and, in any event, the aggregate amount of Restricted Payments made during any fiscal year shall not exceed 25% of Consolidated Net Income for the immediately preceding fiscal year.

          Notwithstanding anything in this Section 7.19 to the contrary, Restricted Payments under this Section 7.19 shall not include up to $24,000,000 in aggregate principal amount of Stock Repurchases by the Borrower PROVIDED THAT (i) no Default or Event of Default shall have occurred and be continuing or would result from such Stock Repurchase; and
          (ii) Stock Repurchases in excess of $10,000,000 in the aggregate in any one fiscal year may occur only if after giving effect to such Stock Repurchase the Borrower shall, and shall demonstrate in writing to the Agent that it shall,
          (i) maintain a level of performance at no less than 110% of that required by Sections 7.15(a) and 7.15(e) and
          (ii) maintain a level of performance at no greater than 90% of that required by Sections 7.15(c), 7.15(d) and 7.15(f).

          For all purposes of this Section 7.19, the amount involved in any Restricted Payment directly or indirectly declared, ordered, paid, distributed, made or set apart in property, and the amount of any Restricted Investment made through the transfer of property, shall be deemed to be the greater of
          (1) the fair value of such property (as determined in good faith by the Board of Directors) and (2) the net book value thereof on the books of the Borrower or any of its Subsidiaries (as determined in accordance with GAAP), in each case as determined on the date such Restricted Payment is declared, ordered, paid, distributed, made or set apart or the date such Restricted Investment is made or committed to be made, as the case may be.

          The Borrower will not pay any dividend which it has not declared nor will it declare any dividend (other than dividends payable solely in shares of its common stock) on any shares of any class of its capital stock which is payable more than 60 days after the date of declaration thereof.

     7. The Borrower represents and warrants to each Bank and the Agent that (a) each of the representations and warranties set forth in Section 5 of the Credit Agreement is true and correct on and as of the date of this Amendment as if made on and as of the date hereof and as if each reference therein to the Credit Agreement referred to the Credit Agreement as amended hereby; (b) no Default and no Event of Default has occurred and is continuing; and (c) without limiting the effect of the foregoing, the Borrower's execution, delivery and performance of this Amendment have been duly authorized, and this Amendment has been executed and delivered by duly authorized officers of the Borrower.

     8. This Amendment shall become effective upon satisfaction of the following conditions precedent:

          (i) the Borrower, the Banks, and the Agent shall have executed and delivered this Amendment and the Guarantors shall have executed the consent attached hereto; and

          (ii) receipt by the Agent of the favorable written opinion of Blackwell Sanders Peper Martin LLP, legal counsel to the Borrower, in form and substance satisfactory to the Agent.

     This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterpart signature pages, each of which when so executed shall be an original but all of which shall constitute one and the same instrument. Except as specifically amended and modified hereby, all of the terms and conditions of the Credit Agreement and the other Credit Documents shall remain unchanged and in full force and effect. All references to the Credit Agreement in any document shall be deemed to be references to the Credit Agreement as amended hereby. All capitalized terms used herein without definition shall have the same meaning herein as they have in the Credit Agreement. This Amendment shall be construed and governed by and in accordance with the internal laws of the State of Illinois.

     Dated as of the date first above written.

                                   ATCHISON CASTING CORPORATION

                                   By:   /s/ Kevin T. McDermed
                                   Title:  V.P. & Treasurer


                                   HARRIS TRUST AND SAVINGS BANK, in its
                                        individual capacity as a Bank and as
                                        Agent

                                   By: /s/ Len E. Meyer
                                   Title: Vice President

                                   COMMERCE BANK, N.A.

                                   By:  /s/ Jeffrey R. Gray
                                   Title:  Vice President

                                   MERCANTILE BANK

                                   By: /s/ Susan D. Cott
                                   Title:


                                   KEY BANK NATIONAL ASSOCIATION

                                   By: /s/ Sharon F. Weinstein
                                   Title: Vice President

                                   COMERICA BANK

                                   By:  /s/ Jeffrey E. Peck
                                   Title:  Vice President


                                   HIBERNIA NATIONAL BANK

                                   By:  Troy J. Villafarro
                                   Title:  Senior Vice President


                                   NATIONAL WESTMINSTER BANK PLC

                                   Nassau Branch

                                   By:  /s/ J. Brett
                                   Title:  Senior Manager

                                   New York Branch

                                   By:  /s/ J. Brett
                                   Title:  Senior Manager


                                   NORWEST BANK MINNESOTA, N.A.

                                   By: /s/ R. Duncan Sinclair
                                   Title:  Vice President